Contact: Bill Wells - Media

770-242-8723

SpectRx, Inc. Granted Patent for Non-invasive Cervical Cancer Detection Technology

Guided Therapeutics device in FDA pivotal clinical trial

NORCROSS, GA (March 9, 2006) -- SpectRx, Inc. (OTCBB: SPRX) today announced it was granted a patent for the unique method in which its non-invasive cervical cancer detection technology helps to define the location of disease and reduce errors in data collection. U.S. Patent 7,006,220 recognizes that the technology is capable of increasing the spatial resolution of changes in tissue in order to more efficiently detect diseases such as cancer.

"This patent is an important addition to our portfolio of non-invasive detection and monitoring intellectual property," said Mark Faupel, president and chief operating officer of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer detection device. "The patent provides for a more efficient method of determining tissue characteristics and may be useful for detecting cervical disease and possibly other cancers as well."

The patent claims a device that spectroscopically measures tissue at a high resolution while avoiding cross talk, or ambiguity, between measured locations. This is done by moving a component of the device and repeating interrogations on a different set of locations of tissue using both fluorescence and reflectance spectroscopy. The method claimed allows for a short measurement time thereby reducing potential errors while allowing the use of cost effective instrumentation.

The non-invasive cervical cancer detection device, which is undergoing FDA pivotal clinical trials, uses proprietary technology to identify cancers and precancers painlessly and non-invasively by analyzing light reflected from the cervix. The device creates an image of the cervix that highlights the location and severity of disease. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the non-invasive test does not require a tissue sample or laboratory analysis, and results are available immediately. To date, more than 1,800 women have been tested with prototypes of the non-invasive cervical cancer detection device. Research and commercialization of a product are being funded, in part, by grants from the National Cancer Institute (NCI).

According to published reports, cervical cancer is the third most common cancer among women worldwide. Globally, there are approximately 471,000 cases of cervical cancer diagnosed annually and approximately 233,000 deaths per year. Approximately 60 million Pap tests are performed annually in the United States.

About Guided Therapeutics, Inc. -

Guided Therapeutics, Inc. is a subsidiary of SpectRx, Inc. Guided Therapeutics is developing and plans to bring to market the non-invasive cancer detection technology. SpectRx intends to separately finance Guided Therapeutics. For more information, visit www.guidedtherapeutics.com.

About SpectRx, Inc. --

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. For more information, visit www.spectrx.com.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports.

###End###